Exhibit 10-ac

TRUSTMARK CORPORATION
FORM OF
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT
(Associate)

Granted <<grant date>>

This Performance-Based Restricted Stock Agreement (“Agreement”) is entered into as of <<grant date>> (the “Award Date”) pursuant to the Trustmark Corporation 2005 Stock and Incentive Compensation Plan (the “Plan”), and evidences the grant of Restricted Stock and Restricted Stock Units (the “Award”) by Trustmark Corporation (the “Company”) and the terms, conditions and restrictions pertaining thereto, to the Participant.

WHEREAS, the Company maintains the Plan under which the Committee may, among other things, award shares of the Company’s common stock (“Stock”) to such key associates of the Company and its Subsidiaries as the Committee may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Company, upon recommendation by the Committee and approval by the Company’s Board of Directors, has granted to the Participant a restricted stock and restricted stock unit award conditioned upon the execution by the Company and acceptance by the Participant of a Performance-Based Restricted Stock Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its Subsidiaries by the Participant and of the covenants contained herein, the parties hereby agree as follows:

1.           Award.  Under the terms of the Plan, the Company, upon recommendation by the Committee and approval by the Company’s Board of Directors on the Award Date, awarded to the Participant the Award of Restricted Stock, effective on the Award Date, covering the number of shares of the Company’s Stock specified with respect to the Award on the Participant’s summary page for performance stock awards on the internet hosting website designated by the Company and in the Company’s records (the “Award Shares”) and an equal number of Restricted Stock Units (the “Restricted Stock Units”), subject to the terms, conditions, and restrictions set forth in this Agreement.

2.           Period of Restriction and Vesting.

(a)
Subject to earlier vesting or forfeiture as provided below, the period of restriction (the “Period of Restriction”) applicable to the Award Shares and the Restricted Stock Units is the period from the Award Date through <<vesting date>>, with vesting being determined by the Company’s return on average tangible equity (“ROATE”) and total shareholder return (“TSR”) ranking for the <<number>> calendar quarters beginning <<beginning of performance period>> and ending <<end of performance period>> (the “Performance Period”) compared to the ROATE and TSR for the Peer Group (see Attachment A) as follows, where vesting in the Award Shares is equal to the number of the Award Shares multiplied by the sum of the vesting percentage in (A) and the vesting percentage in (B) below:

	(A)			(B)
ROATE	ROATE		TSR	TSR
Ranking	Vesting Percentage		Ranking	Vesting Percentage

<<rank>> Percentile	100%	+	<<rank>> Percentile	100%
<<rank>> Percentile	90%	+	<<rank>> Percentile	90%

<<rank>> Percentile	70%	+	<<rank>> Percentile	70%
<<rank>> Percentile	50%	+	<<rank>> Percentile	50%
<<rank>> Percentile	32.5%	+	<<rank>> Percentile	32.5%
<<rank>> Percentile	22.5%	+	<<rank>> Percentile	22.5%
<<rank>> Percentile	17.5%	+	<<rank>> Percentile	17.5%
Less than <<rank>>	0%	+	Less than <<rank>>	0%

If the Company’s ranking is above the <<rank>> percentile, but less than the <<rank>> percentile, then the vesting percentage shall be determined by straight line interpolation (rounded, where not otherwise resulting in a whole or half percent, to the next lowest whole or half percent) where the ranking falls between identified percentile tiers (for example, if the ranking is in the <<rank>> percentile, then the vesting percentage is <<%>>).

If the aggregate vesting exceeds 100%, all Award Shares shall be vested and additional shares of the Company’s Stock (“Achievement Shares”) shall be issued to the Participant, in settlement of the vested Restricted Stock Units, in a number equal to the excess of the aggregate vesting pursuant to this Paragraph 2(a) over 100% multiplied by the number of Restricted Stock Units (as adjusted by the Committee pursuant to Section 4.4 of the Plan to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company). The Achievement Shares shall be unrestricted, 100% vested and freely transferable as of their date of issuance and shall have full voting rights and otherwise possess all rights of Shares from their date of issuance.

Except as contemplated in Paragraph 2(b), neither the Award Shares nor the Restricted Stock Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, during the Period of Restriction.  Except as otherwise provided pursuant to Paragraph 2(b), the vested portion of the Award Shares as determined pursuant to this Paragraph 2(a) shall become freely transferable by the Participant as of the last day of the Period of Restriction, and any unvested balance of the Award Shares and Restricted Stock Units at that time shall be forfeited.

All determinations regarding vesting and entitlement to the Award Shares, the Restricted Stock Units and any Achievement Shares under this Paragraph 2(a) shall be made and certified to in writing by the Committee, and all such shares and units shall be settled or issued, as applicable, during the 2-1/2 month period following the end of the Performance Period.

(b)
Subject to earlier forfeiture as provided below, in the event a Vesting Acceleration Event occurs while the Participant is an employee of the Company or one of its Subsidiaries and after the first calendar quarter in, but prior to the last day of, the Performance Period, then the ROATE and the TSR of the Company and the Peer Group shall be determined for all calendar quarters in the Performance Period ending on or prior to the date of the first such Vesting Acceleration Event and the vesting provisions set forth in Paragraph 2(a) shall be applied to a time-weighted portion of the Award Shares (determined by multiplying the number of Award Shares by a fraction (not to exceed one), the numerator of which is the number of complete calendar months from the beginning of the Performance Period to and including the Vesting Acceleration Event, and the denominator of which is <<number of calendar months in performance period>>) based on such ROATE and the TSR.  In such event, the Period of Restriction shall end, the restrictions applicable to the Award Shares shall automatically terminate, and the Award Shares shall be free of restrictions and freely transferable, all to the extent of the vested Award Shares as so determined, on the date of such Vesting Acceleration Event. In such event, any balance of the Award Shares and Restricted Stock Units which are not vested shall be immediately forfeited.  If the aggregate time-weighted vesting exceeds 100%, Achievement Shares shall be issued to the Participant, in settlement of the vested Restricted Stock Units, in a number equal to the excess of the aggregate time-weighted vesting pursuant to this Paragraph 2(b) over 100% multiplied by the number of Restricted Stock Units (as adjusted by the Committee pursuant to Section 4.4 of the Plan to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company).  The Achievement Shares shall be unrestricted, 100% vested and freely transferable as of their date of issuance and shall have full voting rights and otherwise possess all rights of Shares from their date of issuance. All determinations regarding vesting and entitlement to the Award Shares, the Restricted Stock Units and any Achievement Shares under this Paragraph 2(b) shall be made and certified to in writing by the Committee, and all such shares and units shall be settled or issued, as applicable, within 2-1/2 months following the date of the Vesting Acceleration Event (subject to any delay in issuance of the Achievement Shares required by Section 409A of the Internal Revenue Code).

(c)	The following terms have the following meanings for purposes hereof:

(i)
“Cause” means that the Participant (A) has committed an act of personal dishonesty, embezzlement or fraud, (B) has misused alcohol or drugs, (C) has failed to pay any obligation owed to the Company or any affiliate, (D) has breached a fiduciary duty or deliberately disregarded any rule of the Company or any affiliate, (E) has committed an act of willful misconduct, or the intentional failure to perform stated duties, (F) has willfully violated any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (G) has disclosed without authorization any confidential information of the Company or any affiliate, (H) has engaged in any conduct constituting unfair competition, (I) has induced any customer of the Company or any affiliate to breach a contract with the Company or any affiliate, (J) has been convicted of, or has entered a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (K) has failed to perform substantially his duties with and responsibilities to the Company (other than any such failure resulting from incapacity due to disability), (L) has violated in any material respect the Company’s or any affiliate's policies or procedures, including without limitation, the Code of Ethics, or (M) has engaged in conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board of Directors, in material injury to the Company or any affiliate, whether monetary, reputational or otherwise.

(ii)
“Peer Group” means the financial institutions listed on Attachment A hereto; provided that subject to any restrictions and limitations under Section 162(m) of the Internal Revenue Code, any listed financial institution shall be eliminated if it is acquired or otherwise changes its structure or business such that it is no longer reasonably comparable to the Company (as determined by the Committee), and in the case of any such elimination, the Committee may or may not replace the eliminated financial institution with another financial institution which it considers reasonably comparable to the Company.

(iii)
“ROATE” means the cumulative net earnings after taxes available to common shareholders, adjusted for tax-affected amortization of intangibles, for the calendar quarters in each calendar year in a specified period of time divided by average shareholders’ tangible common equity (which is the excess of the difference between the total assets, excluding total identifiable intangible assets and goodwill, and the sum of total liabilities and preferred equity, averaged for the calendar quarters in each calendar year in the specified period), all as determined in accordance with generally accepted accounting principles and as reported in the Company’s financial statements provided to shareholders and converted to an annual rate by dividing by the number of years and partial years (expressed in quarters) in the specified period.

(iv)
“TSR” means the return a holder of common stock earns over a specified period of time, expressed as a percentage and including changes in Average Market Value of, and dividends or other distributions with respect to, the stock and converted to an annual rate by dividing the calculated percentage for the specified period by the number of years and partial years (expressed in quarters) in the specified period.  TSR return shall be determined as the sum of (A) the Ending Average Market Value reduced by the Beginning Average Market Value and (B) dividends or other distributions with respect to a share paid during the specified period and with such dividends and other distributions deemed reinvested in Stock (based on Market Share Price on the date of payment where not paid in Stock), and (C) with such sum being divided by the Beginning Average Market Value.  TSR, including the value of reinvested dividends and other distributions, shall be determined on the basis of the appropriate total shareholder return model of Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.  For purposes hereof:

(A)
“Average Market Value” means the average of the closing sale price of such stock for the applicable ten trading days beginning or ending on a specified date for which such closing sales price is reported by Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.

(B)	“Beginning Average Market Value” means the Average Market Value based on the first ten trading days of the Performance Period.

(C)	“Ending Average Market Value” means the Average Market Value based on the last ten trading days of the Performance Period (or other period as of which Ending Average Market Value is calculated).

(D)
“Market Share Price” means the closing sale price for the specified day (or the last preceding day thereto for which reported) as reported by Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.

(v)
“Vesting Acceleration Event” means the Participant’s death, the Participant’s retirement after <<date>>, with the consent of the Committee or its delegate, at or after age sixty-five (65) where there is no Cause (as defined herein) for the Company to terminate the Participant’s employment, the termination after <<date>> of the Participant’s employment with the Company and its Subsidiaries by the Company other than for Cause (as defined herein), the occurrence of a Change in Control which with respect to the Participant is a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets (as defined in Section 409A of the Internal Revenue Code), or

(A)
if the Participant does not have an Employment Agreement, the Participant’s termination of employment due to becoming disabled (as defined for purposes of Section 22(e)(3) of the Internal Revenue Code), or

(B)
if the Participant has an Employment Agreement, the Participant’s termination of employment due to becoming disabled (as defined in his or her Employment Agreement or, if not so defined, as defined for purposes of Section 22(e)(3) of the Internal Revenue Code), or the Participant’s termination of employment with the Company and its Subsidiaries after <<date>> at his or her own initiative for Good Reason (as defined in his or her Employment Agreement, but only if defined therein).

For purposes of determining a Vesting Acceleration Event, an “Employment Agreement” means a written individual employment agreement, or if there is no employment agreement, then a written individual change in control agreement, as in effect on the Award Date between the Participant and the Company or one of its Subsidiaries.  If a Participant does not have such a written individual employment agreement or change in control agreement, the Participant is considered not to have an Employment Agreement for purposes hereof.

3.	Stock Certificates.

(a)
The Company shall issue the Award Shares and Achievement Shares, if any, either: (i) in certificate form as provided in Paragraph 3(b) below; or (ii) in book entry form, registered in the name of the Participant with notations regarding any applicable restrictions on transfer imposed under this Agreement.

(b)
Any certificates representing Award Shares shall be held by the Company until such time as the restrictions hereunder lapse and such shares become transferable, or are forfeited hereunder.  Any Award Shares issued in book entry form shall be subject to the following legend and any certificates representing the Award Shares shall bear the following legend, until such time as the restrictions hereunder lapse and such shares become transferable:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Trustmark Corporation 2005 Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Performance-Based Restricted Stock Agreement dated <<grant date>>. A copy of the Plan, such rules and procedures, and such Performance-Based Restricted Stock Agreement may be obtained from the Secretary of Trustmark Corporation.

(c)
Promptly after the lapse of the restrictions with respect to any of the Award Shares, the Company shall, as applicable, either remove the notations on the Award Shares issued in book entry form as to which the restrictions have lapsed or deliver to the Participant a certificate or certificates evidencing the number of Award Shares as to which the restrictions have lapsed.

(d)
The Committee may require, concurrently with the Participant’s electronic acceptance of this Agreement, the Participant to submit to the Company an executed stock power, in blank, with respect to the Award Shares or Achievement Shares.  The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as the Participant’s attorney(s) in fact to effect any transfer of forfeited shares (or shares otherwise reacquired or withheld by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

4.           Voting Rights.  During the Period of Restriction, the Participant may exercise full voting rights with respect to the Award Shares but shall have no voting rights with respect to the Restricted Stock Units.  The Participant shall have no voting rights with respect to the Achievement Shares until their date of issuance.

5.           Dividends and Other Distributions.  During the Period of Restriction, all dividends and other distributions paid with respect to the Award Shares (whether in cash, property or shares of the Company’s Stock) shall be registered in the name of the Participant and held by the Company until payable or forfeited pursuant hereto.  Such dividends and other distributions shall be subject to the same restrictions on transferability and vesting as the Award Shares with respect to which they were paid and shall, to the extent vested, be paid when and to the extent the underlying Award Shares are vested and freed of restrictions (subject to any delay in payment required by Section 409A of the Internal Revenue Code). No dividends or other distributions shall be paid with respect to the Restricted Stock Units. Dividends and other distributions shall only be paid with respect to the Achievement Shares beginning on the date of issuance of the Achievement Shares.

6.           Termination of Employment.  If the Participant’s employment with the Company and its Subsidiaries ceases prior to the end of the Performance Period and Paragraph 2(b) does not apply or has not applied, then any Award Shares and Restricted Stock Units subject to restrictions at the date of such cessation of employment shall be automatically forfeited to the Company and no Achievement Shares shall be issued to the Participant. If the Participant’s employment with the Company and its Subsidiaries ceases after the end of the Performance Period but prior to the date of issuance of the Achievement Shares, where there is Cause (as defined above) for the Company to terminate Participant’s employment, then all Restricted Stock Units shall be forfeited to the Company and no Achievement Shares shall be issued to the Participant.  For purposes of this Agreement, transfer of employment among the Company and its Subsidiaries shall not be considered a termination or cessation of employment.

7.           Withholding Taxes.  The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares, the Restricted Stock Units and the Achievement Shares.  The Committee may require the Participant or any successor in interest to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes required to be withheld by the Company, or any of its Subsidiaries, and to withhold any distribution in whole or in part until the Company, or any of its Subsidiaries, is so paid or reimbursed.  In lieu thereof, the Company, or any of its Subsidiaries, shall have the right to withhold from any other cash amounts due to or to become due from the Company, or any of its Subsidiaries, to or with respect to the Participant an amount equal to such taxes required to be withheld by the Company, or any of its Subsidiaries, to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes or to retain and withhold a number of shares of the Company’s Stock having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes.  The Participant or any successor in interest is authorized to deliver shares of the Company’s Stock in satisfaction of minimum statutorily required tax withholding obligations (whether or not such shares have been held for more than six months and including shares acquired pursuant to this Award if the restrictions thereon have lapsed).

8.           Administration of Plan.  The Plan is administered by the Committee appointed by the Company’s Board of Directors.  The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding awards pursuant to the Plan, and to require of any person receiving an award, at the time of such receipt or lapse of restrictions, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State.

9.           Plan and Prospectus.  This Award is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions).  A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Participant, and the Participant acknowledges receipt thereof.

10.           Notices.  Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Trustmark Corporation	Mailing Address
248 E. Capitol Street	P.O. Box 291
Jackson, MS 39201	Jackson, MS 39205

Attention:  Secretary

Any notice to the Participant required under or relating to this Agreement shall be in writing and addressed to the Participant at his or her address as it appears on the records of the Company. Alternatively, any notice to the Company or the Participant required under or relating to this Agreement may be delivered via the internet hosting website designated by the Company.

11.           Construction and Capitalized Terms.  This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan and in accordance with both the Award Shares and the Restricted Stock Units (which are settleable in Achievement Shares) being a Performance-Based Compensation Award and “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.  Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

12.           Compliance with Section 409A of the Internal Revenue Code.

(a)
It is intended that any right or benefit which is provided pursuant to or in connection with this Award which is considered to be nonqualified deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code (a “409A benefit”) shall be provided and paid in a manner, and at such time (i.e., at the applicable payment event described herein if a Section 409A payment event or otherwise at the first Section 409A payment event thereafter consisting of a fixed time (here, the 2-1/2 month period from <<vesting determination period>> for cash dividends on the Award Shares and for Achievement Shares), a Section 409A disability, a Section 409A separation from service (as described below), or a Section 409A change with respect to the Participant in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets of the Company and including, in the discretion of the Committee or its delegate, any applicable Section 409A de minimis limited cashout payment permitted under Treasury Reg. Section 1.409A-3(j)(4)(v)) and in such form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.  Consequently, this Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Section 409A.  Notwithstanding the foregoing, the Participant and his or her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or his or her successor in interest in connection with this Agreement (including any taxes and penalties under Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Participant or his or her successor in interest harmless from any or all of such taxes or penalties.

(b)
Except as permitted under Section 409A, any 409A benefit payable to the Participant or for his or her benefit with respect to the Award may not be reduced by, or offset against, any amount owing by the Participant to the Company or any of its affiliates.

(c)
To the extent that entitlement to payment of any 409A benefit occurs due to termination or cessation of employment, termination or cessation of employment shall be read to mean “separation from service” (within the meaning of Section 409A and as applicable to the Company and its affiliates).  Where entitlement to payment occurs by reason of such termination or cessation of employment and the Participant is a “specified employee” (within the meaning of Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Section 409A) on the date of his or her “separation from service”, then payment of such 409A benefit shall be delayed (without interest) until the first business day after the end of the six month delay period required under Section 409A or, if earlier, after the Participant’s death.  In determining separation from service, separation from service is determined based on the “Separation from Service” definition in the Trustmark Corporation Deferred Compensation Plan (as in effect on <<date>>), which provides, in part, that in determining separation from service as an employee, separation from service occurs when it is reasonably anticipated that no further services would be performed after that date or that the level of services the Participant would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding <<months>> month period.

13.           Clawback.  The Participant agrees that the Award is subject to clawback by the Company as required by applicable federal law and on such basis as the Board of Directors of the Company determines.

To evidence its grant of the Award and the terms, conditions and restrictions thereof, the Company has signed this Agreement as of the Award Date. This Agreement shall not become legally binding unless the Participant has accepted this Agreement by the Agreement due date noted with respect to the Award on the Participant’s summary page for performance stock awards on the internet hosting website designated by the Company (or such later date as the Chairman of the Committee may accept) pursuant to such means as the Committee may permit.  If the Participant fails to timely accept this Agreement, the Award shall be cancelled and forfeited ab initio.

COMPANY:

TRUSTMARK CORPORATION

By:
Its:

Attachment A

Listing of Peer Group

<<list of peer financial institutions>>